Exhibit 2

Stock Listing Information Colombian Stock Exchange S.A. Ticker: CLH Investor Relations Patricio Treviño Garza +57 (1) 603-9823 E-mail: patricio.trevinog@cemex.com

OPERATING AND FINANCIAL HIGHLIGHTS

CEMEX LatAm Holdings

| | January – September | | | Third Quarter | | |
|---|---|---|---|---|---|---|
| | 2013 | 2012 pro forma | % Var. | 2013 | 2012 pro forma | % Var. |
| Consolidated cement volume (thousand of metric tons) | 5,536 | 5,433 | 2% | 1,916 | 1,751 | 9% |
| Consolidated domestic gray cement volume (thousand of metric tons) | 4,994 | 4,968 | 1% | 1,736 | 1,633 | 6% |
| Consolidated ready-mix volume (thousand of cubic meters) | 2,443 | 2,322 | 5% | 909 | 792 | 15% |
| Consolidated aggregates volume (thousand of metric tons) | 5,456 | 5,157 | 6% | 2,079 | 1,810 | 15% |
| Net sales | 1,288 | 1,192 | 8% | 474 | 400 | 18% |
| Gross profit | 668 | 601 | 11% | 238 | 197 | 21% |
| Gross profit margin | 51.8% | 50.4% | 1.4pp | 50.2% | 49.2% | 1.0pp |
| Operating earnings before other expenses, net | 405 | 355 | 14% | 145 | 112 | 29% |
| Operating earnings before other expenses, net, margin | 31.5% | 29.8% | 1.7pp | 30.6% | 28.1% | 2.5pp |
| Controlling interest net income | 238 | | | 96 | | |
| Operating EBITDA | 474 | 408 | 16% | 168 | 135 | 24% |
| Operating EBITDA margin | 36.8% | 34.2% | 2.6pp | 35.5% | 33.8% | 1.7pp |
| Free cash flow after maintenance capital expenditures | 232 | | | 91 | | |
| Free cash flow | 201 | | | 76 | | |
| Net debt | 1,345 | 2,510 | (46%) | 1,345 | 2,510 | (46%) |
| Total debt | 1,424 | 2,613 | (46%) | 1,424 | 2,613 | (46%) |
| Earnings per share | 0.43 | N/A | N/A | 0.17 | N/A | N/A |
| Shares outstanding at end of period | 556 | N/A | N/A | 556 | N/A | N/A |
| Employees | 4,032 | 3,467 | 16% | 4,032 | 3,467 | 16% |

In millions of US dollars, except percentages, employees, and per-share amounts. Shares outstanding at the end of period are presented in millions.

**Consolidated net sales** in the third quarter of 2013 increased to US$474 million, representing an 18% growth when compared to the pro forma third quarter of 2012. The increase in net sales is mainly explained by higher construction activity driving strong volume growth during the third quarter, along with the contribution from our housing solutions projects in Colombia.

**Cost of sales** as a percentage of net sales declined by 1.0pp during the third quarter of 2013 compared with the same period last year, from 50.8% to 49.8%. This resulted mainly from a decline in maintenance and fuel costs.

**Operating expenses** as a percentage of net sales decreased by 1.5pp during the third quarter from 21.1% to 19.6%, compared with the same period a year ago, on a pro forma basis. This decline is mainly explained by lower distribution expenses and the effect on sales of our housing solutions initiative.

**Operating EBITDA** during the third quarter reached US$168 million, increasing by 24% compared to the pro forma third quarter of 2012. This improvement was driven by a positive performance in most of our markets.

**Operating EBITDA margin** during the third quarter increased 1.7pp, compared to the third quarter on a pro forma basis, reaching 35.5%, mainly as a result of higher volumes, as well as lower distribution expenses, lower maintenance costs and lower fuel costs.

**Controlling interest net income** during the third quarter of 2013 reached US$96 million.

**Total debt** at the end of the third quarter of 2013 was US$1,424 million.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2013 Third Quarter Results

Page 2

OPERATING RESULTS

CEMEX LatAm Holdings

## Colombia

| | January – September | | | Third Quarter | | |
|---|---|---|---|---|---|---|
| | 2013 | 2012 pro forma | % Var. | 2013 | 2012 pro forma | % Var. |
| Net sales | 735 | 672 | 9% | 287 | 230 | 25% |
| Operating EBITDA | 305 | 270 | 13% | 115 | 94 | 22% |
| Operating EBITDA margin | 41.5% | 40.2% | 1.3pp | 40.0% | 40.9% | (0.9pp) |

In millions of US dollars, except percentages.

| | Domestic gray cement | | Ready-mix | | Aggregates | |
|---|---|---|---|---|---|---|
| *Year-over-year percentage variation* | January – September | Third Quarter | January – September | Third Quarter | January – September | Third Quarter |
| Volume | (1%) | 8% | 9% | 15% | 5% | 15% |
| Price (USD) | 2% | (2%) | 4% | 1% | (3%) | (6%) |
| Price (local currency) | 6% | 3% | 9% | 7% | 1% | (1%) |

In Colombia, during the third quarter our domestic gray cement volumes increased by 8%, while our ready-mix and aggregates volumes increased by 15% compared to the same period a year ago. For the January to September period our cement volumes declined by 1%, while our ready-mix and aggregates volumes increased by 9% and 5%, respectively.

During the quarter, the residential sector continued to be an important driver of demand, supported by the 100-thousand government-sponsored free-home program. The industrial-and-commercial sector continued its favorable trend driven by the positive economic outlook, higher investor confidence and the new trade agreements signed by Colombia.

## Panama

| | January – September | | | Third Quarter | | |
|---|---|---|---|---|---|---|
| | 2013 | 2012 pro forma | % Var. | 2013 | 2012 pro forma | % Var. |
| Net sales | 238 | 221 | 7% | 84 | 70 | 21% |
| Operating EBITDA | 114 | 98 | 16% | 40 | 30 | 33% |
| Operating EBITDA margin | 47.9% | 44.3% | 3.6pp | 47.1% | 42.8% | 4.3pp |

In millions of US dollars, except percentages.

| | Domestic gray cement | | Ready-mix | | Aggregates | |
|---|---|---|---|---|---|---|
| *Year-over-year percentage variation* | January – September | Third Quarter | January – September | Third Quarter | January – September | Third Quarter |
| Volume | 4% | 7% | (1%) | 19% | 6% | 13% |
| Price (USD) | 1% | 2% | 10% | 16% | 9% | 6% |
| Price (local currency) | 1% | 2% | 10% | 16% | 9% | 6% |

In Panama, our domestic cement volumes during the third quarter increased by 7%, while our ready-mix and aggregates volumes increased by 19% and 13% respectively, compared to the same period a year ago. During the first nine months of the year, our cement and aggregates volumes increased by 4% and 6%, respectively, while our ready-mix volumes declined by 1% on a year-over-year basis.

The residential sector in Panama continued to be an important driver of demand, mainly supported by middle-income housing construction. During the quarter, the infrastructure sector was driven by several ongoing projects such as the canal expansion and the *Cinta Costera*.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2013 Third Quarter Results

Page 3

OPERATING RESULTS

CEMEX LatAm Holdings

## Costa Rica

| | January – September | | | Third Quarter | | |
|---|---|---|---|---|---|---|
| | 2013 | 2012 pro forma | % Var. | 2013 | 2012 pro forma | % Var. |
| Net sales | 117 | 100 | 18% | 40 | 34 | 19% |
| Operating EBITDA | 52 | 40 | 28% | 17 | 13 | 29% |
| Operating EBITDA margin | 44.3% | 40.6% | 3.7pp | 43.1% | 39.9% | 3.2pp |

In millions of US dollars, except percentages.

| | Domestic gray cement | | Ready-mix | | Aggregates | |
|---|---|---|---|---|---|---|
| *Year-over-year percentage variation* | January – September | Third Quarter | January – September | Third Quarter | January – September | Third Quarter |
| Volume | 4% | 10% | (8%) | 2% | (3%) | 7% |
| Price (USD) | 13% | 10% | 16% | 17% | (3%) | (4%) |
| Price (local currency) | 12% | 11% | 16% | 18% | (4%) | (3%) |

In Costa Rica, our cement volumes in the quarter increased by 10%, while our ready-mix and aggregates volumes increased by 2% and 7%, respectively, on a year-over-year basis. For the first nine months of this year, our cement volumes increased by 4%, while our ready-mix and aggregates volumes declined by 8% and 3%, respectively, compared to the same period a year ago.

Construction activity during the quarter continued to be supported by the infrastructure sector with several ongoing hydroelectric and road projects. The positive performance in our ready-mix and aggregates volumes in the quarter was also driven by the industrial-and-commercial sector with projects related to tourism, office space and warehouse construction.

## Rest of CLH

| | January – September | | | Third Quarter | | |
|---|---|---|---|---|---|---|
| | 2013 | 2012 pro forma | % Var. | 2013 | 2012 pro forma | % Var. |
| Net sales | 211 | 206 | 2% | 65 | 65 | 0% |
| Operating EBITDA | 59 | 56 | 6% | 18 | 16 | 14% |
| Operating EBITDA margin | 28.1% | 27.2% | 0.9pp | 28.0% | 24.7% | 3.3pp |

In millions of US dollars, except percentages.

| | Domestic gray cement | | Ready-mix | | Aggregates | |
|---|---|---|---|---|---|---|
| *Year-over-year percentage variation* | January – September | Third Quarter | January – September | Third Quarter | January – September | Third Quarter |
| Volume | 0% | (0%) | 2% | 9% | 46% | 35% |
| Price (USD) | 1% | (1%) | 6% | 6% | 11% | 5% |
| Price (local currency) | 6% | 4% | 9% | 8% | 17% | 10% |

In the Rest of CLH region, which includes our operations in Nicaragua, Guatemala, El Salvador and Brazil, our domestic gray cement volumes during the third quarter remained stable, while our ready-mix and aggregates volumes increased by 9% and 35% respectively, compared to the same period a year ago. For the first nine months of the year, our cement volumes remained stable, while our ready-mix and aggregates volumes increased by 2% and 46%, respectively, on a year-over-year basis.

Nicaragua and Guatemala showed a positive performance, mainly driven by the infrastructure sector.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2013 Third Quarter Results

Page 4

OPERATING EBITDA, FREE CASH FLOW AND DEBT RELATED INFORMATION

CEMEX LatAm Holdings

## Operating EBITDA and free cash flow

| | January – September | | | Third Quarter | | |
|---|---|---|---|---|---|---|
| | 2013 | 2012 pro forma | % Var | 2013 | 2012 pro forma | % Var |
| **Operating earnings before other expenses, net** | 405 | 355 | 14% | 145 | 112 | 29% |
| + Depreciation and operating amortization | 69 | 53 | | 23 | 23 | |
| **Operating EBITDA** | 474 | 408 | 16% | 168 | 135 | 24% |
| - Net financial expense | 87 | | | 28 | | |
| - Capital expenditures for maintenance | 22 | | | 14 | | |
| - Change in working capital | 43 | | | 13 | | |
| - Taxes paid | 85 | | | 20 | | |
| - Other cash items (net) | 5 | | | 2 | | |
| **Free cash flow after maintenance capital expenditures** | 232 | | | 91 | | |
| - Strategic capital expenditures | 31 | | | 15 | | |
| **Free cash flow** | 201 | | | 76 | | |

In millions of US dollars.

The free cash flow generated during the quarter was used to reduce debt.

## Information on Debt

| | Third Quarter | | | Second Quarter |
|---|---|---|---|---|
| | 2013 | 2012 | % Var | 2013 |
| Total debt [1][2] | 1,424 | 2,613 | (46%) | 1,479 |
| Short-term | 12% | 59% | | 12% |
| Long-term | 88% | 41% | | 88% |
| Cash and cash equivalents | 79 | 103 | (23%) | 68 |
| Net debt | 1,345 | 2,510 | (46%) | 1,411 |

| | Third Quarter | |
|---|---|---|
| | 2013 | 2012 |
| **Currency denomination** | | |
| US dollar | 96% | 100% |
| Colombian peso | 4% | 0% |
| **Interest rate** | | |
| Fixed | 82% | 0% |
| Variable | 18% | 100% |

*In millions of US dollars, except percentages.*

*[1] Includes capital leases, in accordance with International Financial Reporting Standards (IFRS).*
*[2] In 2013 represents the consolidated balances of CLH and subsidiaries. In 2012 represents the consolidated balances of the operating subsidiaries.*

Please refer to definition of terms and disclosure for presentation of financial information.

2013 Third Quarter Results Page 5

OPERATING RESULTS

CEMEX LatAm Holdings

## Income statement & balance sheet

**CEMEX Latam Holdings, S.A. and Subsidiaries**
**(Thousands of U.S. Dollars, except per share amounts)**

| INCOME STATEMENT | January – September 2013 | 2012 pro forma | % Var. | 2012 reported | Third Quarter 2013 | 2012 pro forma | % Var. | 2012 reported |
|---|---|---|---|---|---|---|---|---|
| Net Sales | 1,287,765 | 1,192,372 | 8% | 1,192,372 | 473,774 | 400,327 | 18% | 400,327 |
| Cost of Sales | (620,230) | (591,450) | 5% | (591,450) | (235,910) | (203,334) | 16% | (203,334) |
| **Gross Profit** | **667,535** | **600,922** | **11%** | **600,922** | **237,864** | **196,993** | **21%** | **196,993** |
| Operating Expenses | (262,110) | (245,826) | 7% | (301,472) | (92,749) | (84,597) | 10% | (99,313) |
| **Operating Earnings Before Other Expenses, Net** | **405,425** | **355,096** | **14%** | **299,450** | **145,115** | **112,396** | **29%** | **97,680** |
| Other expenses, Net | (4,674) | | | | (1,359) | | | |
| **Operating Earnings** | **400,751** | | | | **143,756** | | | |
| Financial Expenses | (86,786) | | | | (27,996) | | | |
| Other Income (Expenses), Net | (4,909) | | | | (147) | | | |
| **Net Income Before Income Taxes** | **309,056** | | | | **115,613** | | | |
| Income Tax | (70,487) | | | | (18,895) | | | |
| **Consolidated Net Income** | **238,569** | | | | **96,718** | | | |
| Non-controlling Interest Net Income | (887) | | | | (419) | | | |
| **CONTROLLING INTEREST NET INCOME** | **237,682** | | | | **96,299** | | | |
| | | | | | | | | |
| **Operating EBITDA** | **474,413** | **408,154** | **16%** | | **168,020** | **135,137** | **24%** | |
| **Earnings per share** | **0.43** | N/A | N/A | | **0.17** | N/A | N/A | |

| BALANCE SHEET | As of September 30 2013 |
|---|---|
| **Total Assets** | **3,980,631** |
| Cash and Temporary Investments | 78,996 |
| Trade Accounts Receivables | 124,965 |
| Other Receivables | 146,557 |
| Inventories | 92,501 |
| Other Current Assets | 25,244 |
| Current Assets | 468,263 |
| Fixed Assets | 1,194,790 |
| Other Assets | 2,317,578 |
| **Total Liabilities** | **2,554,691** |
| Current Liabilities | 584,424 |
| Long-Term Liabilities | 1,958,706 |
| Other Liabilities | 11,561 |
| **Consolidated Stockholders' Equity** | **1,425,940** |
| Non-controlling Interest | 6,006 |
| Stockholders' Equity Attributable to Controlling Interest | 1,419,934 |

**Please refer to definition of terms and disclosure for presentation of financial information.**

2013 Third Quarter Results

Page 6

OPERATING RESULTS

CEMEX | LatAm Holdings

## Income statement & balance sheet

**CEMEX Latam Holdings, S.A. and Subsidiaries**
**(Millions of Colombian Pesos in nominal terms, except per share amounts)**

| INCOME STATEMENT | January – September 2013 | 2012 pro forma | % Var. | 2012 reported | Third Quarter 2013 | 2012 pro forma | % Var. | 2012 reported |
|---|---|---|---|---|---|---|---|---|
| Net Sales | 2,405,479 | 2,142,116 | 12% | 2,142,116 | 906,552 | 723,263 | 25% | 723,263 |
| Cost of Sales | (1,158,558) | (1,062,550) | 9% | (1,062,550) | (451,407) | (367,359) | 23% | (367,359) |
| **Gross Profit** | **1,246,921** | 1,079,566 | 16% | 1,079,566 | **455,145** | 355,904 | 28% | 355,904 |
| Operating Expenses, net | (489,608) | (441,631) | 11% | (541,599) | (177,472) | (152,840) | 16% | (179,427) |
| **Operating Earnings Before Other Expenses, Net** | **757,313** | 637,935 | 19% | 537,967 | **277,673** | 203,064 | 37% | 176,477 |
| Other Expenses, Net | (8,731) | | | | (2,600) | | | |
| **Operating Earnings** | **748,582** | | | | **275,073** | | | |
| Financial Expenses | (162,112) | | | | (53,570) | | | |
| Other Income (Expenses) Financial, net | (9,170) | | | | (281) | | | |
| **Net Income Before Income Taxes** | **577,300** | | | | **221,222** | | | |
| Income Tax | (131,666) | | | | (36,155) | | | |
| **Consolidated Net Income** | **445,634** | | | | **185,067** | | | |
| Non-controlling Interest Net Income | (1,657) | | | | (802) | | | |
| **CONTROLLING INTEREST NET INCOME** | **443,977** | | | | **184,265** | | | |
| **Operating EBITDA** | **886,179** | 733,255 | 9% | | **321,502** | 244,150 | 9% | |
| **Earnings per share** | **798.44** | N/A | N/A | | **331.38** | N/A | N/A | |

| BALANCE SHEET | As of September 30 2013 |
|---|---|
| **Total Assets** | **7,621,515** |
| Cash and Temporary Investments | 151,250 |
| Trade Accounts Receivables | 239,264 |
| Other Receivables | 280,605 |
| Inventories | 177,107 |
| Other Current Assets | 48,333 |
| Current Assets | 896,559 |
| Fixed Assets | 2,287,605 |
| Other Assets | 4,437,351 |
| **Total Liabilities** | **4,891,338** |
| Current Liabilities | 1,118,967 |
| Long-Term Liabilities | 3,750,236 |
| Other Liabilities | 22,135 |
| **Consolidated Stockholders' Equity** | **2,730,177** |
| Non-controlling Interest | 11,500 |
| Stockholders' Equity Attributable to Controlling Interest | 2,718,677 |

Please refer to definition of terms and disclosure for presentation of financial information.

2013 Third Quarter Results Page 7

OPERATING RESULTS

CEMEX LATAM HOLDINGS

## Operating Summary per Country

**In thousands of U.S. dollars. EBITDA margin as a percentage of net sales.**

| | January – September | | | Third Quarter | | |
|---|---|---|---|---|---|---|
| NET SALES | 2013 | 2012 pro forma | % Var. | 2013 | 2012 pro forma | % Var. |
| Colombia | 734,669 | 672,489 | 9% | 287,326 | 230,336 | 25% |
| Panama | 237,654 | 221,371 | 7% | 84,095 | 69,602 | 21% |
| Costa Rica | 117,241 | 99,510 | 18% | 40,193 | 33,774 | 19% |
| Rest of CLH | 210,588 | 205,571 | 2% | 65,491 | 65,341 | 0% |
| *Others and intercompany eliminations* | *(12,387)* | *(6,569)* | *89%* | *(3,331)* | 1,274 | *(361%)* |
| TOTAL | 1,287,765 | 1,192,372 | 8% | 473,774 | 400,327 | 18% |

| GROSS PROFIT | | | | | | |
|---|---|---|---|---|---|---|
| Colombia | 399,365 | 372,056 | 7% | 148,549 | 125,307 | 19% |
| Panama | 124,718 | 110,014 | 13% | 43,698 | 33,379 | 31% |
| Costa Rica | 63,534 | 52,940 | 20% | 21,462 | 18,006 | 19% |
| Rest of CLH | 73,799 | 67,355 | 10% | 23,470 | 20,846 | 13% |
| *Others and intercompany eliminations* | *6,119* | *(1,443)* | *(524%)* | *685* | (545) | *(226%)* |
| TOTAL | 667,535 | 600,922 | 11% | 237,864 | 196,993 | 21% |

| OPERATING EARNINGS BEFORE OTHER EXPENSES, NET | | | | | | |
|---|---|---|---|---|---|---|
| Colombia | 281,062 | 249,949 | 12% | 106,924 | 87,084 | 23% |
| Panama | 100,649 | 85,199 | 18% | 35,206 | 25,371 | 39% |
| Costa Rica | 46,217 | 34,361 | 35% | 15,423 | 11,406 | 35% |
| Rest of CLH | 55,441 | 50,910 | 9% | 17,150 | 14,861 | 15% |
| *Others and intercompany eliminations* | *(77,944)* | *(65,323)* | 19% | *(29,588)* | (26,326) | 12% |
| TOTAL | 405,425 | 355,096 | 14% | 145,115 | 112,396 | 29% |

| OPERATING EBITDA | | | | | | |
|---|---|---|---|---|---|---|
| Colombia | 304,683 | 270,315 | 13% | 114,812 | 94,170 | 22% |
| Panama | 113,930 | 98,157 | 16% | 39,615 | 29,824 | 33% |
| Costa Rica | 51,899 | 40,412 | 28% | 17,328 | 13,471 | 29% |
| Rest of CLH | 59,124 | 55,965 | 6% | 18,364 | 16,169 | 14% |
| *Others and intercompany eliminations* | *(55,223)* | *(56,695)* | (3%) | *(22,099)* | (18,497) | 19% |
| TOTAL | 474,413 | 408,154 | 16% | 168,020 | 135,137 | 24% |

| OPERATING EBITDA MARGIN | | | | | | |
|---|---|---|---|---|---|---|
| Colombia | 41.5% | 40.2% | | 40.0% | 40.9% | |
| Panama | 47.9% | 44.3% | | 47.1% | 42.8% | |
| Costa Rica | 44.3% | 40.6% | | 43.1% | 39.9% | |
| Rest of CLH | 28.1% | 27.2% | | 28.0% | 24.7% | |
| TOTAL | 36.8% | 34.2% | | 35.5% | 33.8% | |

Please refer to definition of terms and disclosure for presentation of financial information.

2013 Third Quarter Results Page 8

OPERATING RESULTS

CEMEX LatAm Holdings

# Volume Summary

## CLH volume summary

Cement and aggregates: Thousands of metric tons.

Ready-mix: Thousands of cubic meters.

| | January – September | | | Third Quarter | | |
|---|---|---|---|---|---|---|
| | 2013 | 2012 | % Var. | 2013 | 2012 | % Var. |
| Total cement volume [1] | 5,536 | 5,433 | 2% | 1,916 | 1,751 | 9% |
| Total domestic gray cement volume | 4,994 | 4,968 | 1% | 1,736 | 1,633 | 6% |
| Total ready-mix volume | 2,443 | 2,322 | 5% | 909 | 792 | 15% |
| Total aggregates volume | 5,456 | 5,157 | 6% | 2,079 | 1,810 | 15% |

## Per-country volume summary

| | January - September | Third Quarter | Third Quarter 2013 Vs. |
|---|---|---|---|
| DOMESTIC GRAY CEMENT VOLUME | 2013 Vs. 2012 | 2013 Vs. 2012 | Second Quarter 2013 |
| Colombia | (1%) | 8% | 1% |
| Panama | 4% | 7% | 2% |
| Costa Rica | 4% | 10% | 2% |
| Rest of CLH | 0% | (0%) | (9%) |
| READY-MIX VOLUME | | | |
| Colombia | 9% | 15% | 13% |
| Panama | (1%) | 19% | 4% |
| Costa Rica | (8%) | 2% | 3% |
| Rest of CLH | 2% | 9% | (2%) |
| AGGREGATES VOLUME | | | |
| Colombia | 5% | 15% | 20% |
| Panama | 6% | 13% | (1%) |
| Costa Rica | (3%) | 7% | 7% |
| Rest of CLH | 46% | 35% | (10%) |

[1] Consolidated cement volume includes domestic and export volume of gray cement, white cement, special cement, mortar and clinker.
Please refer to definition of terms and disclosure for presentation of operating results.

2013 Third Quarter Results Page 9

OPERATING RESULTS

CEMEX LatAm Holdings

## Price Summary

### Variation in U.S. Dollars

| DOMESTIC GRAY CEMENT PRICE | January - September 2013 Vs. 2012 | Third Quarter 2013 Vs. 2012 | Third Quarter 2013 Vs. Second Quarter 2013 |
|---|---|---|---|
| Colombia | 2% | (2%) | (0%) |
| Panama | 1% | 2% | (1%) |
| Costa Rica | 13% | 10% | (1%) |
| Rest of CLH (*) | 1% | (1%) | (2%) |
| **READY-MIX PRICE** | | | |
| Colombia | 4% | 1% | (1%) |
| Panama | 10% | 16% | 1% |
| Costa Rica | 16% | 17% | 3% |
| Rest of CLH (*) | 6% | 6% | (3%) |
| **AGGREGATES PRICE** | | | |
| Colombia | (3%) | (6%) | (2%) |
| Panama | 9% | 6% | (0%) |
| Costa Rica | (3%) | (4%) | (9%) |
| Rest of CLH (*) | 11% | 5% | (9%) |

### Variation in Local Currency

| DOMESTIC GRAY CEMENT PRICE | January - September 2013 Vs. 2012 | Third Quarter 2013 Vs. 2012 | Third Quarter 2013 Vs. Second Quarter 2013 |
|---|---|---|---|
| Colombia | 6% | 3% | 2% |
| Panama | 1% | 2% | (1%) |
| Costa Rica | 12% | 11% | (0%) |
| Rest of CLH (*) | 6% | 4% | (1%) |
| **READY-MIX PRICE** | | | |
| Colombia | 9% | 7% | 1% |
| Panama | 10% | 16% | 1% |
| Costa Rica | 16% | 18% | 3% |
| Rest of CLH (*) | 9% | 8% | (3%) |
| **AGGREGATES PRICE** | | | |
| Colombia | 1% | (1%) | (1%) |
| Panama | 9% | 6% | (0%) |
| Costa Rica | (4%) | (3%) | (9%) |
| Rest of CLH (*) | 17% | 10% | (8%) |

(*) Volume weighted-average price.

Please refer to definition of terms and disclosure for presentation of operating results.

2013 Third Quarter Results Page 10

OTHER ACTIVITIES AND INFORMATION Antitrust Investigation in Colombia On September 5, 2013, CEMEX Latam Holdings, S.A. (“CLH”) (BVC: CLH) informed the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) that on that same date, CEMEX Colombia S.A. (“CEMEX Colombia”), a subsidiary of CLH, was notified of Resolution No. 49141 dated August 21, 2013, issued by the Colombian Superintendency of Industry and Commerce, SIC, (Superintendencia de Industriay Comercio) pursuant to which the SIC opened an investigation and issued a statement of objections (pliego de cargos) against five (5) cement companies and fourteen (14) directors of those companies, including CEMEX Colombia, for alleged anti-competitive practices. The parties being investigated have a twenty (20) day term commencing from the notice date to answer the statement of objections (pliego de cargos) and submit evidence. The investigated parties are accused of allegedly breaching: (i) Article 1 of Law 155 of 1959, which prohibits any kind of practice, procedure or system designed to limit free competition and determining or maintaining unfair prices; (ii) paragraph 1 of Article 47 of Decree 2153 of 1992, which prohibits any agreements designed to directly or indirectly fix prices; and (iii) paragraph 3 of Article 47 of Decree 2153 of 1992, which prohibits any market sharing agreements between producers or between distributors. Additionally, the fourteen (14) executives, including a former legal representative and the current President of CEMEX Colombia, are being investigated for allegedly breaching paragraph 16 of Article 4 of Decree 2153 of 1992, as amended by Article 26 of Law 1340 of 2009, which provides that the SIC may investigate and sanction any individual who collaborates, facilitates, authorizes, executes or tolerates behavior that violates free competition rules. If the alleged infringements investigated by the SIC are substantiated, aside from any measures that could be ordered to stop the alleged anti-competitive practices, penalties may be imposed against CEMEX Colombia. Pursuant to Law 1340 of 2009, the SIC may impose the following penalties: (i) up to one hundred thousand (100,000) legal monthly minimum wages, approximately 58,950,000,000 Colombian Pesos (approximately U.S.$30.8 million as of September 30, 2013, based on an exchange rate of 1,914.65 Colombian Pesos to U.S.$1.00) for each violation and to each company being declared in breach of the competition rules, and (ii) up to two thousand (2,000) legal monthly minimum wages, approximately 1,179,000,000 Colombian Pesos (approximately U.S.$616,000 as of September 30, 2013, based on an exchange rate of 1,914.65 Colombian Pesos to U.S.$1.00) against those individuals found responsible of collaborating, facilitating, authorizing, executing or tolerating behavior that violates free competition rules. At this stage of the investigations, CLH is not able to assess the likelihood of an adverse result, but if adversely resolved against CEMEX Colombia, such resolution may have a material adverse impact on CLH’s financial results. Tax Proceedings in Colombia Regarding the proceedings (requerimientos especiales) initiated by the Colombian Tax Authority (Dirección de Impuestos) in relation to CEMEX Colombia’s 2007 and 2008 year-end tax returns, during the second quarter of 2013, CEMEX Colombia reached a settlement with the Colombian Tax Authority (Dirección de Impuestos). On August 26, 2013, CEMEX Colombia received the final resolution regarding the 2007 year-end tax return and on September 16, 2013, CEMEX Colombia received the final resolution regarding the 2008 year-end tax return. CEMEX Colombia S.A., a CLH subsidiary, announced a public offering of commercial paper in Colombia On August 15, 2013, CEMEX Colombia S.A., a CLH subsidiary, announced the results of the Dutch auction of the first issuance and placement of $50,000 million Colombian pesos under CEMEX Colombia S.A.'s authorized commercial paper program.

DEFINITIONS OF TERMS AND DISCLOSURES

CEMEX LatAm Holdings

### Methodology for translation and presentation of results

Under IFRS, CLH reports its consolidated results in its functional currency, which is the US Dollar, by translating the financial statements of foreign subsidiaries using the corresponding exchange rate at the reporting date for the balance sheet and the corresponding exchange rates at the end of each month for the income statement.

For the reader's convenience, Colombian peso amounts for the consolidated entity are calculated by converting the US dollar amounts using the closing COP/US$ exchange rate at the reporting date for balance sheet purposes, and the average COP/US$ exchange rate for the corresponding period for income statement purposes. The exchange rates used to convert: (i) the balance sheet as of September 30, 2013 was $1,914.65 Colombian pesos per US dollar, and (ii) the consolidated results for the third quarter of 2013 and pro forma combined result for the third quarter of 2012 were $1,913.47 and $1,806.68 Colombian pesos per US dollar, respectively.

Per-country/region selected financial information of the income statement is presented before corporate charges and royalties which are included under "other and intercompany eliminations."

### Consolidated and combined financial information

When reference is made to consolidated financial information means the financial information of CLH together with its consolidated subsidiaries. When reference is made to combined financial information means the financial information of CLH's subsidiaries on a combined basis.

### Presentation of financial and operating information

Individual information is provided for Colombia, Panama and Costa Rica.

Countries in Rest of CLH include Nicaragua, Guatemala, El Salvador and Brazil.

### Pro forma financial information included in the report

CLH was incorporated during the second quarter of 2012 for purposes of the initial equity offering concluded on November 15, 2012. For accounting purposes, the group reorganization pursuant to which CLH acquired its consolidated subsidiaries was effective July 1, 2012. As a result, CLH has no historical consolidated financial information for the first and second quarter of 2012.

For convenience of the reader, and in order to present comprehensive comparative operating information for the nine and three month periods ended September 30, 2013, CLH prepared pro forma selected consolidated income statement information for the nine and three-month periods ended September 30, 2012, intended in all cases and to the extent possible, to present the operating performance of CLH on a like-to-like basis.

Pro forma year-to-date and third quarter 2012: CLH selected consolidated income statement information for the nine and three-month periods ended September 30, 2012, was determined by reflecting the original results of the operating subsidiaries for the nine and three-month periods ended September 30, 2012. In addition, in connection with the 5% corporate charges and royalties agreements entered into by CLH with CEMEX and that was executed during the last quarter of 2012 with retroactive effects for full year 2012, the consolidated pro forma condensed income statement information of CLH for the nine and three-month periods ended September 30, 2012 was adjusted to reflect the 5% consolidated corporate charges and royalties.

CLH will continue to present pro forma amounts during 2013 in connection with the quarterly comparative information of 2012, in order to reflect the effect of the 5% royalty agreement allocated to each quarter.

| Exchange rates | January – September | | January – September | | Third quarter | |
|---|---|---|---|---|---|---|
| | 2013 Closing | 2012 Closing | 2013 Average | 2012 Average | 2013 Average | 2012 Average |
| Colombian peso | 1,914.65 | 1,800.52 | 1,867.95 | 1,796.52 | 1,913.47 | 1,806.68 |
| Panama balboa | 1 | 1 | 1 | 1 | 1 | 1 |
| Costa Rica colon | 505.57 | 503.31 | 505.75 | 508.74 | 506.68 | 504.17 |
| Euro | 0.7393 | 0.7784 | 0.7582 | 0.7778 | 0.7495 | 0.7979 |

Amounts provided in units of local currency per US dollar.

2013 Third Quarter Results Page 12

DEFINITIONS OF TERMS AND DISCLOSURES Pro forma Earnings per Share (“Pro forma EPS”) CLH was incorporated in April 2012 and its relevant share capital was contributed by CEMEX España on July 31, 2012 and by third-party investors on November 6, 2012. Therefore, there are no regular quarterly periods for 2012 in order to determine the average number of shares outstanding as indicated under IFRS for purposes of presenting Earnings per Share amounts. Considering this limitation CLH does not includes Pro Forma EPS for the pro forma nine and three-month periods ended September 30, 2012. Volumes and prices Considering the limitations of historical information described above, CLH changes in volumes and prices, presented for convenience of the reader, consider volumes and average prices on a pro forma basis for the nine and three-month periods ended September 30, 2012.Definition of terms Free cash flow equals operating EBITDA minus net interest expense, maintenance and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation). Maintenance capital expenditures investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies. Net debt equals total debt minus cash and cash equivalents. Operating EBITDA equals operating earnings before other expenses, net, plus depreciation and operating amortization. pp equals percentage points. Strategic capital expenditures investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs. Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables.